Exhibit 10.74

AMENDMENT #3 TO EMPLOYMENT AGREEMENT

This AMENDMENT #3 (the “Amendment”) is made as of the 19th day of December, 2012, by and between Brian McCurrie (“Executive”) and Koppers Inc. (the “Company”).

WHEREAS, Executive and the Company entered into an Employment Agreement setting forth the terms and conditions of Executive’s employment with the Company dated October 13, 2003 (the “Employment Agreement”);

WHEREAS, the parties entered into an amendment of the Employment Agreement to comply with applicable requirements under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and other interpretive guidance issued thereunder (“Section 409A”), which amendment was effective as of January 1, 2009;

WHEREAS, the parties entered into a second amendment of the Employment Agreement to reflect certain new job duties of Executive, which amendment was effective as of May 1, 2010; and

WHEREAS, the parties desire to further amend the Employment Agreement to clarify its continued compliance with Section 409A.

NOW THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1.	Section 8(c)(ii) of the Employment Agreement is hereby amended to add the following sentence to the end of the subsection:

“The severance benefits payable under this subsection (ii) shall begin as soon as possible following Executive’s execution of the release set forth in Section 8(d) and the expiration of the revocation period for the release, but in no event later than sixty (60) days following Executive’s termination of employment, subject to the provisions of Section 8(d).”

2.	Section 8(d) of the Employment Agreement shall be deleted in its entirety and shall be replaced by the following:

“(d) Release. Payment of the severance benefits set forth in Section 8(c)(ii) to Executive shall be conditioned upon Executive executing and delivering a release satisfactory to the Company and shall not be made until Executive executes and delivers the release and the revocation period for the release has expired, which release shall release the Company and affiliated companies and persons from any and all claims, demands, damages, actions and/or causes of action whatsoever, which he may have had on account of the termination of his employment, including, but not limited to claims of discrimination, including on the basis of sex, race, age, national origin, religion, or handicapped status (with all applicable periods during which Executive may revoke the release or any provision thereof having expired), and any and all claims, demands and causes of action under any retirement or welfare benefit plan of the Company (as defined in the Employee Retirement Income Security Act of 1974, as amended), other than under the Company’s 401(k) plan and the Qualified Plan (as hereinafter defined), severance or other termination pay. Such release shall not, however, apply to the ongoing obligations of the Company arising under this Agreement, or any rights of indemnification Executive may have under the Company’s policies or by contract or by statute.

Notwithstanding anything to the contrary in this Agreement, in the case of any severance benefits payable under Section 8(c)(ii) that are or may be deferred compensation subject to Internal Revenue Code Section 409A ( as defined in Section 20) and are subject to an effective release as set forth above, where the period for execution and non-revocation of a release spans more than one calendar year, no such payment shall be made any earlier than the beginning of the second calendar year. In no event may Executive, directly or indirectly, designate the calendar year of payment.”

3.	Section 9(c)(iv) of the Employment Agreement is hereby amended to add the following sentence immediately prior to the last sentence of such subsection:

“The lump-sum amount payable under this paragraph (iv) shall be paid as soon as possible following Executive’s execution of the release set forth in Section 9(g) and the expiration of the revocation period for the release, but in no event later than sixty (60) days following Executive’s termination of employment, subject to the provisions of Section 9(g).”

4.	Section 9(g) of the Employment Agreement shall be deleted in its entirety and shall be replaced by the following:

“(g) Executive’s entitlement to the payments and benefits set forth in Sections 9(c)(ii), (iii), (iv), (v) and (vi) shall be conditioned upon Executive executing and delivering a release satisfactory to the Company, and, notwithstanding subsection (d), shall not be made or provided until Executive executes and delivers the release and the revocation period for the release has expired, which release shall release the Company and affiliated companies and persons from any and all claims, demands, damages, actions and/or causes of action whatsoever, which he may have had on account of the termination of his employment, including, but not limited to claims of discrimination, including on the basis of sex, race, age, national origin, religion, or handicapped status (with all applicable periods during which Executive may revoke the release or any provision thereof having expired), and any and all claims, demands and causes of action under any retirement or welfare benefit plan of the Company (as defined in the Employee Retirement Income Security Act of 1974, as amended), other than under the Company’s 401(k) plan and the Qualified Plan, severance or other termination pay. Such release shall not, however, apply to the ongoing obligations of the Company arising under this Agreement, or any rights of indemnification Executive may have under the Company’s policies or by contract or by statute.

Notwithstanding anything to the contrary in this Agreement, in the case of any payments or benefits set forth in Sections 9(c)(ii), (iii), (iv), (v) and (vi) that are or may be deferred compensation subject to Section 409A (as defined in Section 20) and are subject to an effective release as set forth above, where the period for execution and non-revocation of a release spans more than one calendar year, no such payment or benefit shall be made or provided any earlier than the beginning of the second calendar year. In no event may Executive, directly or indirectly, designate the calendar year of payment.”

5.	Section 20(d) of the Employment Agreement shall be deleted in its entirety and shall be replaced by the following:

“(d) In the event that Executive qualifies for benefits under Section 9 of this Agreement as the result of either (i) a termination prior to the date of a Change in Control, as provided under Section 9(b)(ii) or (ii) a termination following a Change in Control that would not also be deemed a ‘change in the ownership of the Company,’ a ‘change in the effective control of the Company,’ or a ‘change in the ownership of a substantial portion of the Company’s assets’ under Section 409A, then notwithstanding any other provision of Section 9, any portion of the benefit payable under Section 9 that is (i) subject to Section 409A and (ii) equals the amount of benefit Executive would have been eligible to receive under Section 8 if such termination were not in connection with a Change in Control, shall be paid at the same time and in the same form as provided under Section 8, with the remaining amount of such benefit payable as otherwise provided under Section 9.”

6.	Terms defined in the Employment Agreement which are used herein shall have the same meaning assigned to them in the Employment Agreement.

7.	Except as expressly modified herein, all terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first above written.

THE COMPANY:	EXECUTIVE:

/s/ Steven R. Lacy	/s/ Brian H. McCurrie
Signature	Signature

Steven R. Lacy	Brian H. McCurrie
Name	Name

Senior Vice President, Administration, General Counsel and Secretary	Senior Vice President, Global Carbon Materials and Chemicals
Title	Title